EXHIBIT 99.4



FOR IMMEDIATE RELEASE:


                SUNBEAM CORPORATION ANNOUNCES DIRECTORS PURCHASE
                       COMPANY STOCK WITH THEIR OWN FUNDS

         FORT LAUDERDALE, FL - August 21, 1996 - Sunbeam Corporation (NYSE:SOC) announced today that all of its Outside Directors have purchased, with their own funds, shares of the Company's common stock. Charles J. Thayer and Howard G. Kristol each purchased 5,000 shares of stock, and Richard Ravitch purchased 2,000 shares. These investments made by the Outside Directors follow significant personal investments made in Sunbeam by each member of the Company's senior management. Albert J. Dunlap, the Company's Chairman and Chief Executive Officer stated, "This significant commitment by the Outside Directors represents the high level of confidence they have in the Company."
         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of outdoor and household brand name products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.


                                ****************



Contact:          Pete Judice                        John DeSimone
                  Burson-Marsteller, New York        Manager, Investor Relations
                  (212) 614 - 4506                   Sunbeam Corporation
                                                     (954)767-2100